Exhibit 10.10(a)

WCI COMMUNITIES, INC.

AMENDED AND RESTATED

2013 LONG TERM INCENTIVE PLAN

WCI COMMUNITIES, INC. AMENDED AND RESTATED 2013 LONG TERM INCENTIVE PLAN (hereinafter called the “Plan”) is hereby established by WCI COMMUNITIES, INC. (“WCI”) on the date the Plan is adopted by the Board of Directors in accordance with the laws of the State of Delaware, effective as of the day immediately following the Public Trading Date (as defined below) (the “Effective Date”), and the Plan hereby amends and restates in its entirety, as of the Effective Date, the WCI Communities, Inc. 2013 Long Term Incentive Plan (the “Original Plan”), adopted on January 16, 2013 (the “Original Effective Date”); provided, however, that the Plan is approved by a majority of the outstanding shares of common stock of WCI entitled to vote and the Public Trading Date occurs on or prior to December 31, 2013, and if such holders fail to approve the Plan on or before the Public Trading Date or the Public Trading Date does not occur on or prior to December 31, 2013, then, as of such date, the Plan shall automatically become null and void ab initio and the Original Plan will continue to apply with respect to the LTIP Awards.

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain key management personnel and to provide such persons with increased interest in the Company’s success through the granting of LTIP Awards. The Plan is intended to provide Participants with the ability to participate in the increase in value of WCI, subject to certain adjustments provided for herein.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1                            “Award” means a grant of an LTIP Award(s).

2.2                            “Board of Directors” means the board of directors of WCI.

2.3                            “Cause” means, solely with respect to the Plan, termination of employment with or other service to the Company (“termination of service”) due to a Participant’s dishonesty, fraud, theft of Company property, willful misconduct, or abandonment or gross neglect by Participant of Participant’s duties for the Company. Termination of service shall be deemed to have been for Cause if, after such termination, facts and circumstances are discovered that would have justified a termination of service for Cause. Notwithstanding the foregoing, if the Participant and any entity that is part of the Company have entered into an employment, consulting or other agreement which defines the term Cause, the term Cause shall be defined in accordance with such agreement with respect to any LTIP Awards granted to the Participant on or after the effective date of such agreement. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of the Plan.

2.4                            “Change in Control” means:

(i)                                  an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and further excluding Stonehill Capital Management, LLC (together with its affiliates) and Monarch Alternative Capital LP (together with its affiliates), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 75% or more of the outstanding shares of common stock of WCI;

(ii)                              there is consummated a merger, consolidation, reorganization, or other business combination of WCI with any other entity, other than a merger or consolidation which would result in the voting securities of WCI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of WCI or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)                          there is consummated a sale of all or substantially all assets of WCI and its subsidiaries (taken as a whole), other than a sale or disposition of all or substantially all assets of WCI to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of WCI in substantially the same proportions as their ownership of WCI immediately prior to such sale.

Change in Control shall refer solely to the first such Change in Control following the Effective Date. Notwithstanding the foregoing, to the extent necessary not to incur tax or interest pursuant to Section 409A of the Code, no Change in Control shall be deemed to occur, unless it constitutes the “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation,” with respect to the Company, under the Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time.

2.5                            “Change in Control Payment Event” means the Payment Event, to the extent it occurs on a Change in Control.

2.6                            “Code” means the Internal Revenue Code of 1986, as amended.

2.7                            “Committee” means a committee appointed by the Board of Directors to administer the Plan; at any time that such committee is not in existence, the Committee shall mean the Board of Directors.

2.8                            “Common Stock” means the common stock of WCI, par value $0.01.

2.9                            “Company” means collectively or separately WCI, WCI Communities Management, LLC, a Delaware limited liability company, WCI Communities, LLC, a Delaware limited liability company, and any of WCI’s affiliates whose financial statements are required to be consolidated with the financial statements of WCI pursuant to the United States generally accepted accounting principles, and any other entity determined to be an affiliate of WCI Communities, Inc., as determined by the Committee in its sole and absolute discretion.

2.10                    “Disability” means, if the Participant and any entity that is part of the Company have entered into an employment, consulting or other agreement which defines the term Disability, such term shall be defined in accordance with such agreement with respect to any LTIP Awards granted to the Participant on or after the effective date of such agreement. In the event that the Participant and any member(s) of the Company have not entered into an employment, consulting or other agreement which defines the term Disability, or such agreement does not define the term “Disability”, no Disability shall be deemed to occur with respect to such Participant for any purpose concerning LTIP Awards. The Committee shall determine in its sole and absolute discretion whether Disability exists for purposes of the Plan.

2.11                    “Employee” means any person performing services for the Company.

2.12                    “Good Reason” means the occurrence, without the Participant’s written consent, of any of the following events:

(i)                                  a material reduction in the Participant’s base salary, excluding any such reduction that affects the Company’s employees generally;

(ii)                              an action by the Company resulting in a material adverse change in the Participant’s title, duties or responsibilities; or

(iii)                          a requirement by the Company that the Participant change his or her principal place of employment to a location outside of a fifty (50)-mile radius of the principal place of employment as of the Effective Date;

provided, however, that the occurrence of any event described in this Section 2.12 may only constitute Good Reason if (x) the Participant gives the Company written notice of his or her intention to terminate employment for Good Reason, stating the event constituting grounds for such termination within sixty (60) days of the occurrence of such event; (y) the relevant circumstances or conditions are not remedied by the Company within thirty (30) days after receipt by the Company of such written notice from the Participant; and (z) the Participant terminates employment within one hundred twenty (120) days following the occurrence of such event.

Notwithstanding the foregoing, if the Participant and  the Company have entered into an employment, consulting or other agreement which defines the term Good Reason (or an equivalent term), such term shall be defined in accordance with such agreement with respect to any LTIP Awards granted to the Participant on or after the effective date of such agreement.

2.13                    “LTIP Award” or “Award” means an award to a Participant which may entitle such Participant to receive a payment, the amount of which is set forth in Section 6.2 hereof,  pursuant to the provisions of the Plan.

2.14                    “LTIP Award Agreement” means the agreement described in Section 6.1.

2.15                    “Participant” means any Employee to whom an LTIP Award is granted under the Plan.

2.16                    “Payment Amount” means the amount a Participant may be paid with respect to an LTIP Award as set forth in Section 6.2 hereof.

2.17                    “Payment Event” means the earlier of (i) a Change in Control or (ii) the five (5) year anniversary of the Original Effective Date.

2.18        “Public Trading Date” means the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

ARTICLE 3

TOTAL AWARDS UNDER THE PLAN

The total number of LTIP Awards that may be granted under the Plan shall be seven hundred and seventy (770). If an LTIP Award is cancelled, forfeited or terminated for any reason, then such Award will be available to be granted under the Plan as if it had never been granted.

ARTICLE 4

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have discretion to (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other actions, that are not inconsistent with Section 7.1(iii), Section 7.2 or Article 9 of the Plan,  as it deems necessary or advisable, including the acceleration of vesting or delaying the forfeiture of any LTIP Award. Any interpretation, determination, or other action made or taken by the Committee pursuant to the Plan shall be final, binding, and conclusive on all interested parties.

ARTICLE 5

ELIGIBILITY

The Committee, upon its own action, may grant, but shall not be required to grant LTIP Awards to any Employee whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive LTIP Awards under the Plan.

ARTICLE 6

GRANTS, VALUE AND DILUTION OF LTIP AWARDS

6.1                            Grant of LTIP Awards.  The Committee may grant LTIP Awards to Employees. Such Award shall be evidenced by an LTIP Award Agreement in a form approved by the Committee and attached hereto as Exhibit A. Each such LTIP Award Agreement shall set forth the date of grant, the number of LTIP Awards granted, the vesting schedule and any other provisions deemed appropriate by the Committee. Any LTIP Award granted pursuant to the Plan must be granted within five (5) years of the Original Effective Date. No LTIP Award shall be valid unless the corresponding LTIP Award Agreement is properly executed by the Participant and the Company.

6.2                            Payment with Respect To an LTIP Award.  All LTIP Awards held by a Participant (to the extent vested) shall entitle the Participant to a payment in shares of Common Stock (the “Payment Amount”), if any, in connection with a Payment Event. The Payment Amount for any Participant shall be determined pursuant to the following formula (subject to adjustments set forth in Section 6.3):

90,000 shares of Common Stock	X	Number of Vested Awards 850

“Vested Awards” shall mean the total number of vested LTIP Awards held by a Participant at the time of the Payment Event.

6.3                            Adjustments to Payment Amount.  If (i) the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of or any other interests in WCI by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of WCI, or other increase or decrease in such shares effected without receipt of fair and adequate consideration; (ii) extraordinary distributions without consideration take place from WCI to its shareholders; or (iii) capital contributions are made to WCI without consideration, then the Committee shall make such equitable adjustments, if any, to the Payment Amount and/or the number or kind of shares that may be issuable under the Plan as the Committee deems appropriate to reflect such events.

ARTICLE 7

VESTING; FORFEITURE; EXPIRATION

7.1                            Vesting.  LTIP Awards are subject to a future service requirement and shall vest, unless otherwise provided in an LTIP Award Agreement:

(i)                                  Time Vesting.

(a)                               25% on the day immediately following the Public Trading Date;

(b)                              15% on December 31, 2013 (the “2013 Tranche”); and

(c)                               15% on December 31 of each of 2014 through 2017;

in each case, if and only if the Participant is, and has been continuously employed by or providing services to the Company through the applicable vesting date.

(ii)                              Termination Vesting. In the event the Company terminates the Participant’s service without Cause or the Participant terminates his or her service for Good Reason, 50% of the unvested LTIP Awards as of the date of termination shall become vested as of the date of termination (and immediately prior to any forfeiture described in Section 7.2).  For the avoidance of doubt, the termination of Participant’s service by the Company due to non-extension by the Company of the term of the Participant’s employment agreement shall constitute termination by the Company without Cause for purposes of the Plan and any LTIP Award Agreement.

(iii)                          Change in Control Vesting.  Upon the occurrence of a Change in Control, all outstanding LTIP Awards shall immediately vest. In addition, notwithstanding anything in the Plan to the contrary, any determination(s) concerning the LTIP Awards payable on account of a Change in Control Payment Event shall be made by a Committee comprised of the Committee members in effect immediately prior to such Change in Control.

7.2                            Termination of Service.  Unless otherwise provided in the applicable LTIP Award Agreement:

(i)                                  Termination With Cause.  In the event the Participant’s service is terminated by the Company with Cause, all vested and unvested LTIP Awards shall automatically terminate and be forfeited upon such termination of service and the Participant shall not receive any Payment Amount with respect thereto.

(ii)                              Termination Without Cause or For Good Reason.  In the event the Company terminates the Participant’s service without Cause or the Participant terminates his or her service for Good Reason, (a) the Participant shall be entitled to retain all LTIP Awards that have become vested  prior to termination under Sections 7.1(i) and 7.1(ii), and (b) all unvested LTIP Awards shall automatically terminate and be forfeited; provided, however, if such termination of service occurs within six (6) months prior to the Payment Event, the Participant’s forfeited LTIP Awards shall be reinstated as of the Payment Event and the Participant shall be fully vested in all LTIP Awards he or she held at the time of his or her termination of service.

(iii)                          Termination as a Result of Death or Disability.  In the event the termination is a result of death or Disability, (a) the Participant shall be entitled to retain all LTIP Awards that have become vested prior to termination under Section 7.1(i), and

(b) all unvested LTIP Awards shall automatically terminate and be forfeited; provided, however, if such termination of service occurs within six (6) months prior to the Payment Event, the Participant’s forfeited LTIP Awards shall be reinstated as of the Payment Event and the Participant shall be fully vested in all LTIP Awards he or she held at the time of his or her termination of service.

(iv)                          Voluntary Termination.  In the event the Participant terminates his or her service for any reason other than Good Reason, (a) the Participant shall be entitled to retain all LTIP Awards that have become vested prior to termination under Sections 7.1(i)(a) and 7.1(i)(c), and (b) the 2013 Tranche, whether or not vested, and all other unvested LTIP Awards shall automatically terminate and be forfeited.

7.3                            Expiration.  An LTIP Award shall expire and be rendered null and void once a payment with respect to such Award is made.

ARTICLE 8

LTIP AWARDS PAYMENTS

8.1                            Amount of Payment.  Upon the Payment Event, each vested LTIP Award shall entitle a Participant to the Payment Amount, if any.

8.2                            Time of Payment.  Payment of LTIP Awards upon a Payment Event that occurs as a result of a Change in Control Payment Event shall be made immediately at the time of such Change in Control.  Payment of LTIP Awards upon a Payment Event that occurs as a result of the five (5) year anniversary of the Effective Date shall be made no later than sixty (60) days following such Payment Event.

8.3                            Form of Payment. Payment of LTIP Awards may be made in shares of Common Stock; provided, however, in the event the Payment Event is due to a Change in Control of WCI, payment may be made (at the sole discretion of the Committee) in the same form of consideration that WCI’s shareholders received in connection with the Change in Control, to the extent that such payment would not result in any tax penalties pursuant to Section 409A of the Code.

8.4                            No Payment Prior to Certain Events.  No payment shall be made by the Company with respect to any LTIP Awards prior to the occurrence of a Payment Event and no payment shall be made on account of any event other than a Payment Event.

8.5                            No Payment With Respect To Forfeited LTIP Awards.  No payment shall be made with respect to any LTIP Awards that have been forfeited, terminated, rendered null and void or expired pursuant to the Plan or the LTIP Award Agreement.

8.6                            Conditions of Payment.  In the event the Participant fails to comply with any written agreement between the Participant and the Company, including, without limitation, any confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement agreements, any employment agreement or any other agreement, all LTIP Awards held by such

Participant shall be forfeited on the day of such failure and no payment with respect to such Awards shall be made to such Participant.

8.7                            Disputed Amounts. In the event a Participant disagrees with the amount of the LTIP Award payable hereunder, the Participant shall have the opportunity to submit to the Committee any appropriate evidence, which may reasonably have a bearing on the amount of the LTIP Award. The Committee shall review such submissions and make a final determination in good faith. Such determination shall be communicated to the Participant(s) in writing within thirty (30) days after receipt of such Participant(s) submittal to the Committee.

8.8                            Sales by Participants.

(i)                                  To the extent reasonably requested by WCI, each Participant shall adopt a trading plan in compliance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (a “Trading Plan”).  Subject to the adoption of such a plan by a Participant, WCI shall use commercially reasonable efforts to take all necessary or appropriate actions to permit such Participant to sell a number of shares of Common Stock equal to the excess of (a) 50% of the total number of shares of Common Stock received with respect to his or her LTIP Awards following the Payment Event over (b) the number of shares of Common Stock, if any, withheld pursuant to Section 11.7 as soon as practicable following the Payment Event pursuant to his or her Trading Plan; provided that in no event shall WCI be obligated to file a registration statement on Form S-1 (or any successor thereto), or to disclose material non-public information, in order to permit such sales.

(ii)                              Without limiting the obligations of any stock ownership policy of WCI (or similar policy), Keith E. Bass shall retain at least 25% of the total number of shares of Common Stock received with respect to his LTIP Awards (without regard to any shares of Common Stock withheld pursuant to Section 11.7) until the first anniversary of the date of payment following the Payment Event; provided that the retention obligation set forth in this Section 8.8(ii) shall not apply after the first date on which Keith E. Bass is no longer employed by the Company after the Effective Date.

ARTICLE 9

AMENDMENT OR DISCONTINUANCE

The Plan may be amended or discontinued by the Committee at any time in the Committee’s sole and absolute discretion. However, no amendment or termination of the Plan shall adversely affect outstanding LTIP Awards without the written consent of the Participant unless necessary to comply with any provisions of any law or regulation of any governmental authority or any national securities exchange or other forum in which securities of WCI are traded.   An amendment of an LTIP Award Agreement may be made by the Committee only if the Participant consents in writing.

ARTICLE 10

TERM

The Plan will terminate immediately following the Payment Event, unless terminated earlier, but LTIP Awards granted before the date of Plan termination will continue to be effective in accordance with their terms and conditions.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1                    No Right to Continued Employment.  Neither the Plan nor any LTIP Award made under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company.

11.2                    No Rights as an Equity Holder.  A Participant shall not have any rights as an equity holder in WCI with respect to any LTIP Awards, including no voting rights.

11.3                    Indemnification of Committee.  Neither the Committee nor the Board of Directors nor any officer or Employee acting on behalf of the Committee or Board of Directors, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan. The Committee and each and any officer or Employee acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

11.4                    Effect of the Plan.  Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any person any right to be granted LTIP Awards or any other rights except as expressly provided by the Plan.

11.5                    Compliance With Other Laws and Regulations.  Notwithstanding anything contained herein to the contrary, the Company shall not be required to make payment pursuant to any LTIP Awards if such payment would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or other forum in which securities of WCI are traded; and, as a condition of making payment with respect to any LTIP Awards, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation.  The Plan, the grant and payment with respect to LTIP Awards hereunder, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

11.6                    Code Section 409A.  The Plan is intended to comply with Section 409A of the Code. Provisions of Section 409A of the Code and the regulations issued thereunder are incorporated herein by reference to the extent necessary for any LTIP Award that is subject Section 409A of the Code to comply therewith. In such event, the provisions of the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code and the related regulations, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any LTIP Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

Notwithstanding any other provisions of the Plan, the Company does not guarantee to any Participant or any other person that any LTIP Awards intended to be exempt from Section 409A of the Code shall be so exempt, nor that any LTIP Awards intended to comply with Section 409A of the Code shall so comply, nor will the Company indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

11.7                    Tax Requirements.  The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the LTIP Awards including, but not limited to: (i) withholding the amount due from any such person’s wages or compensation due to such person; (ii) requiring the Participant to pay the Company cash in the amount the Company is required to withhold with respect to such taxes; or (iii) withholding shares of Common Stock otherwise issuable under an LTIP Award with a fair market value on the date of payment equal to the aggregate tax withholding (based on minimum applicable statutory withholding rates).

11.8                    Gender and Number.  References in the Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular, unless the context clearly indicates to the contrary.

11.9                    Governing Law.  The Plan shall be construed and enforced in accordance with and governed by the laws of the State of Florida.

11.10            Non-Assignability.  Unless otherwise provided by the Committee, LTIP Awards granted to a Participant may not be transferred or assigned.  If the Participant attempts to alienate, assign, pledge, hypothecate, or otherwise transfer or dispose of his LTIP Awards or any right thereunder, except as provided for in the Plan or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by the Plan, the Plan may terminate the Participant’s LTIP Awards by notice to him or her, and they shall thereupon become null and void.

{Signatures on following page}

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of July 9, 2013.

WCI COMMUNITIES, INC.

By:	/s/ John McGoldrick
Name:	John McGoldrick
Title:	Vice President

WCI COMMUNITIES MANAGEMENT, LLC

By:	/s/ John McGoldrick
Name:	John McGoldrick
Title:	Vice President

WCI COMMUNITIES, LLC

By:	/s/ Vivien Hastings
Name:	Vivien Hastings
Title:	Senior Vice President

Signature Page to Amended and Restated 2013 Long Term Incentive Plan

Exhibit A

LTIP Award Agreement

[see attached]